                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                   ICO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:
                       1/26/2000
--------------------------------------------------------------------------------

                                   [ICO LOGO]


                          11490 WESTHEIMER, SUITE 1000
                              HOUSTON, TEXAS 77077

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MARCH 10, 2000


     The Annual Meeting of Shareholders of ICO, Inc. (the "Company") will be held at the Westchase Hilton, located at 9999 Westheimer, Houston, Texas, on Friday, March 10, 2000 at 10:00 a.m. Central Daylight Savings Time, for the following purposes:

     1) To elect three Class III Directors to serve until the 2003 Annual Meeting of Shareholders and until their respective successors are elected and qualified;

     2) To ratify and approve the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the ensuing fiscal year; and

     3) To consider and act upon any matters incidental to the foregoing purposes and transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of shares of Common Stock of record on the books of the Company at the close of business on January 18, 2000 will be entitled to vote at the meeting or any adjournment thereof.

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE. A REPLY ENVELOPE IS PROVIDED FOR THIS PURPOSE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR IMMEDIATE ATTENTION IS REQUESTED IN ORDER TO SAVE YOUR COMPANY ADDITIONAL SOLICITATION EXPENSE.

By Order of the Board of Directors

/s/ ASHER O. PACHOLDER                            /s/ SYLVIA A. PACHOLDER

Asher O. Pacholder                                Sylvia A. Pacholder
Chairman of the Board and                         Chief Executive Officer,
Chief Financial Officer                           President & Secretary


Houston, Texas
January 25, 2000

                                    ICO, INC.

                          11490 WESTHEIMER, SUITE 1000
                              HOUSTON, TEXAS 77077
                                 (281) 721-4200


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 10, 2000

     The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board of Directors" or the "Directors") of ICO, Inc. (the "Company") for use at the 2000 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Friday, March 10, 2000 at 10:00 a.m., local time, at the Westchase Hilton, 9999 Westheimer Road, Houston, Texas, or at any adjournment(s) or postponement(s) thereof. The solicitation of proxies by the Board of Directors will be conducted primarily by mail. In addition, officers, directors and employees of the Company may, without additional compensation, solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will pay the cost of soliciting proxies in the accompanying form. Upon request, the Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of Common Stock, without par value, of the Company (the "Common Stock"). A copy of the Company's Annual Report is being sent to shareholders with this Proxy Statement. It is not to be regarded as proxy soliciting material. The approximate date on which this Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to holders of Common Stock ("Shareholders") is January 25, 2000.

                          INFORMATION CONCERNING PROXY

     The enclosed Proxy, even though executed and returned, may be revoked at any time prior to voting of the Proxy (a) by the execution and submission of a revised Proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the Proxy will be voted at the Annual Meeting.

     Unless contrary instructions are indicated on the enclosed Proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked or suspended before they are voted) will be voted FOR the selection of three nominees for Class III Directors named below. In the event a Shareholder specifies a different choice by means of the enclosed Proxy, the shares of Common Stock of such Shareholder will be voted in accordance with the specification so made.

                                VOTING SECURITIES

     The only securities of the Company entitled to vote at the Annual Meeting consist, as of January 18, 2000, of 22,406,506 shares of Common Stock. The holders of a majority of the shares entitled to vote represented in person or by proxy, constitutes a quorum for transaction of business at the Annual Meeting. Only Shareholders of record on the books of the Company on that date will be entitled to vote at the meeting. In voting on such matters, each Shareholder is entitled to one vote for each of said shares. Directors are elected by a plurality of the votes cast by holders of shares entitled to vote in the election. Any other matters that come before the annual Meeting will be decided by the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote, and voted for or against, the matter. Both broker non-votes and proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the Annual Meeting, and will not be voted on in the election of directors or any other matter that comes before the annual Meeting. Abstentions and broker non-votes will be disregarded in the calculation of "votes cast" with respect to the election of directors or any other matter and will not have the effect of being a vote "for" or "against" such election or other matter. A broker non-vote occurs if a broker or other nominee present in person or by proxy does not have discretionary authority and has not received instructions with respect to a particular item or does not cast a vote on that item for other reasons.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                      OF MORE THAN 5% OF OUTSTANDING STOCK

     The following table contains information concerning the security ownership of certain beneficial owners known to the management of the Company, based upon filings with the Securities and Exchange Commission, which beneficially own more than five percent of the Company's Common Stock at the close of business on January 18, 1999. Shareholders who are a party to the Shareholders Agreement described below, who individually are not record holders of more than five percent of the Company's Common Stock have not been set forth in the following table.

                                                              AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP           PERCENT OF CLASS
------------------------------------                          --------------------           ----------------
Asher O. Pacholder
11490 Westheimer, Suite 1000
Houston, Texas 77077                                             2,358,220(1)(2)                10.4%(1)(2)

Sylvia A. Pacholder
11490 Westheimer, Suite 1000
Houston, Texas 77077                                             2,332,955(1)(2)                10.2%(1)(2)

William E. Willoughby
607 U.S. Highway 202
Far Hills, New Jersey 07931                                      1,766,458(1)(2)                 7.9%(1)(2)

Dimensional Fund Advisors
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401-1005                              1,329,732                       5.9%

Luther King Capital Management Corporation
301 Commerce, Suite 1600
Fort Worth, Texas 76102                                          1,122,500                       5.0%

(1)  Dr. Asher O. Pacholder, Sylvia A. Pacholder , Robin E. Pacholder , William
     J. Morgan , Pacholder Associates, Inc. (these shareholders are collectively the "ICO Shareholders"), and William E. Willoughby, Peggy S. Willoughby, William C. Willoughby (as custodian for William B. Willoughby), Regina S. Willoughby, Fred R. Feder, Theo J.M.L. Verhoeff and Catherine Willoughby Stevens (these shareholders are collectively the "Wedco Shareholders") (the ICO Shareholders and the Wedco Shareholders are collectively the "Shareholders") and the Company are parties to a Shareholders' Agreement (covering in the aggregate 5,229,553 Common Stock), pursuant to which the Shareholders agree to take all actions necessary or appropriate to cause the election of William E. Willoughby, Walter Leib and George S. Sirusas (the "Initial Wedco Directors") to the Board of Directors of the Company and to cause their re-election to the Board of Directors of the Company until the earlier of the time the Wedco Shareholders who are parties to the Shareholders' Agreement, taken as a whole, beneficially own less than 1,500,000 shares of Common Stock or there is a "change in control" of the Company, when the ICO Shareholders who are parties to the Shareholders' Agreement shall no longer be obligated to cause the re-election of the Initial Wedco Directors to the Company's Board of Directors ("Termination Date"). In addition, if any one of Messrs. Willoughby, Leib or Sirusas shall cease to serve as a Director of the Company at any time prior to the Termination Date, the Shareholders are required to take all actions necessary and appropriate to ensure that the vacancy created shall be filled by a person nominated by the remaining Initial Wedco Director(s) or by the Wedco Shareholders who are parties to the Shareholders Agreement, subject to the consent of a majority of the full Board of Directors of the Company.

     In addition to the foregoing, all the ICO Shareholders who are parties to the Shareholders' Agreement have granted irrevocable proxies coupled with an interest to Mr. Leib to vote their shares of Common Stock in favor of the slate of nominees for the Company's Board of Directors selected by the then incumbent members of the Board of Directors of the Company (the "Nominated Slate") and the Wedco Shareholders who are parties to the Shareholders' Agreement granted substantially identical proxies to Ms. S. Pacholder and Dr. Pacholder to vote their shares of Common Stock of the Company also in favor of the Nominated Slate.

     The Shareholders' Agreement also provides that if one or more of the Shareholders desire to sell 500,000 or more shares of Common Stock in a single or series of related transactions (other than in connection with an underwritten public offering that would not result in a transfer or transfers of 500,000 or more shares of Common Stock to any person or group of persons) such proposed sale shall not be effective unless the proposed transferee agrees to be bound as the successor to the transferor under the agreement. The Shareholders' Agreement is filed as exhibit 10.9 to the Company's Form S-4 dated May 15, 1996.

(2) See "SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY" for information regarding the security ownership of Dr. Pacholder, Ms. S. Pacholder and Mr. W. Willoughby.


                              ELECTION OF DIRECTORS

     Four directors are to be elected at the Annual Meeting. The Company's Bylaws provide for a classified Board of Directors. Thus, the Board of Directors is divided into Classes I, II and III, the terms of office of which are currently scheduled to expire, respectively, on the dates of the Company's Annual meetings of Shareholders in 2001, 2002 and 2000, respectively. Each Director elected at an annual meeting serves for a term ending on the date of the third annual meeting following the meeting at which such Director was elected or until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. Asher O. Pacholder, John F. Williamson, Walter L. Leib and James E. Gibson have been nominated to serve as Class III Directors until the Company's Annual Meeting of Shareholders in 2003. Each of the nominees currently serves as a Director of the Company. The remaining six Directors named below will not be required to stand for election at the Annual Meeting because their present terms expire in either 2001 or 2002. A plurality of votes cast in person or by proxy by the holders of Common Stock is required to elect a Director. Abstentions and broker non-votes (as described above) will have no effect on the election of Directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the Class III nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will not be a candidate or will be unable to serve, if such a situation arises, the persons named in the enclosed proxy, in the absence of contrary instructions, will in their discretion vote FOR the election of such other persons as may be nominated by the Board of Directors.

     The following table sets forth for each nominee listed in the Proxy and each other person whose term of office as a director will continue after the annual meeting: (i) the name and age of such person; (ii) the year during which such person first became a director; and (iii) principle position with the Company. The table has been prepared from information obtained from such persons.

               NAME                      AGE     DIRECTOR SINCE                POSITION WITH THE COMPANY
---------------------------            -------   --------------    -------------------------------------------------

                           Class III Directors whose (if re-elected) terms will expire 2003

Asher O. Pacholder (1)                    62          1990         Chairman of the Board and Chief Financial Officer
John F. Williamson (2)(3)                 61          1995         Director
Walter L. Leib (3)                        70          1996         Director
James E. Gibson (3)                       35          1996         Director

                                     Class I Directors whose terms will expire 2001

William E. Cornelius (2)(3)               51          1992         Director
Robin E. Pacholder                        33          1993         President - Wedco North America and Director
George S. Sirusas (3)                     60          1996         Director

                                     Class II Directors whose terms will expire 2002

William J. Morgan (1)(2)(3)               45          1992         Director
Sylvia A. Pacholder (1)                   57          1993         Chief Executive Officer, President and Director
William E. Willoughby                     79          1996         Director


--------------
(1)  Executive Committee member
(2)  Compensation Committee member
(3)  Audit Committee member


NOMINEES

     Asher O. Pacholder has been Chairman of the Board of Directors and Chief Financial Officer of the Company since February 1995. Dr. Pacholder has been Chairman of the Board and a Managing Director of Pacholder Associates, Inc. since 1983. He serves on the boards of Southland Corporation, which owns and operates convenience stores, and Trump's Castle Associates, which owns and operates the Trump's Castle Casino Resort in Atlantic City, New Jersey.

     John F. Williamson has been Chairman and President of Williamson Associates, Inc., an investment management company, since January 1996. From May of 1995 to January 1996, Mr. Williamson was Executive Vice President and Chief Financial Officer of Asset Allocation Concepts, Inc., an investment management company. From 1993 to 1994, Mr. Williamson was Vice President/Manager of Investments for American Life and Casualty Insurance Company. Mr. Williamson serves on the Board of Directors of Pacholder High Yield Fund, Inc.

     Walter L. Leib has been Senior Partner in the law firm of Leib, Kraus, Grispin & Roth, in Scotch Plains, New Jersey since its inception in 1971. Mr. Leib served as a Director of Wedco from 1970 and General Counsel to Wedco from its inception in 1960, until the acquisition of Wedco by ICO in April 1996.

     James E. Gibson has been employed as Senior Vice President of Pacholder Associates, Inc. since 1992 until becoming Executive Vice President in 1997.

DIRECTORS WITH TERMS EXPIRING IN 2001 AND 2002

     William E. Cornelius has been an independent manufacturing consultant since 1991.

     Robin E. Pacholder, a Chartered Financial Analyst (CFA), has been President of Wedco - North America since September 1998. From October 1996 to 1998, Ms. Pacholder was Senior Vice President and General Counsel of the Company. From 1994 to October 1996, Ms. Pacholder was Senior Vice President and Associate General Counsel of Pacholder Associates, Inc. Ms. Pacholder is the spouse of David M. Gerst and the daughter of Sylvia A. Pacholder and Asher O. Pacholder.

     George S. Sirusas has been Senior Vice President of Sebastian Realtors since July 1998. Mr. Sirusas is retired from New Jersey Savings Bank, Somerville, New Jersey where he was employed from 1983 and until the bank's merger with United Jersey Bank on September 22, 1995. He served as senior lending officer of the merged bank since 1986 and held the position of Vice President and Commercial Lending Officer with the United Jersey Bank, now known as Summit Bank. Mr. Sirusas was a Wedco Technology, Inc. ("Wedco") Director from 1984 until its April 1996 acquisition by ICO.

     William J. Morgan has been President and a Managing Director of Pacholder Associates, Inc., an investment advisory firm, for more than five years. He is Chairman of the Board of Directors of Pacholder High Yield Fund, Inc., a closed-end investment company, and serves as a Director for Kaiser Ventures, Inc., an environmental resources company, and Smith Corona Corporation, an office supply company.

     Sylvia A. Pacholder has been Chief Executive Officer of the Company since February 1995, and President since November 1994. From July 1994 to November 1994, Ms. Pacholder served as Executive Vice President, and from January 1994 to July 1994 she served as Vice President - Corporate Development of the Company. Sylvia Pacholder is the spouse of Asher O. Pacholder.

     William E. Willoughby founded Wedco and was employed by Wedco as its Chairman of the Board and President from 1960 through April 1996.


                        EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the names, ages and titles of the executive officers of the Company other than the two executive officers who are also directors of the Company as of January 18, 2000.

              NAME                     AGE            POSITION WITH THE COMPANY
---------------------------------    -------  -----------------------------------------
Isaac H. Joseph                         44    President - ICO Worldwide, Inc.
Jon C. Biro                             33    Senior Vice President and Treasurer
David M. Gerst                          41    Senior Vice President and General Counsel

     Isaac H. Joseph has been principally employed as President of ICO Worldwide, Inc. since 1998. Mr. Joseph was Executive Vice President - Oilfield Services of ICO from November 1996 to 1998. From July 1996 to November 1996 Mr. Joseph served as Senior Vice President - Corporate Administration and Sales. From March 1995 to June 1996, Mr. Joseph was employed as Senior Vice President - Sales. From November 1994 to March 1995, he was ICO's Louisiana Division Manager.

     Jon C. Biro, a certified public accountant, has been principally employed as Controller of the Company since October 1994, as Controller and Treasurer of ICO since April 1995, and as Senior Vice President and Treasurer since September 1996. Prior to that time, Mr. Biro was with a predecessor of PricewaterhouseCoopers LLP.

     David M. Gerst, a graduate of Stanford University and the UCLA School of Law, has been Senior Vice President and General Counsel of the Company since September 1998. Mr. Gerst was Senior Vice President and General Counsel of Bayshore Industrial, Inc., a subsidiary of the Company, from February 1997 to August 1998; was a plant manager for Wedco, Inc., a subsidiary of the Company, from October 1996 to January 1997; was a consultant from 1994 to October 1996; and has been licensed to practice law since 1983.

     The Board of Directors held five meetings during the year ended September 30, 1999. Each meeting was attended by all Directors. Each Director who is not an employee of the Company received an annual retainer of $15,000, and a Director's fee in the amount of $1,000 for each meeting of the Board or Committee of the Board actually attended and reimbursement of actual expenses incurred. The Chairmen of the Audit and Compensation Committees also receive an annual stipend of $2,000. In addition, each Director who is not an employee is a participant in the Second Amended and Restated 1993 Non-Employee Director Stock Option Plan. Under the current terms of the plan, each non-employee Director is granted options to purchase 5,000 shares of Common Stock upon appointment to the Board of Directors and options to purchase 5,000 shares of Common Stock on the first business day after the date of each subsequent Annual Meeting of Shareholders. In fiscal 1999, options to purchase 5,000 shares at an exercise price of $55/64 per share were granted to each of Messrs: Morgan, Cornelius, Williamson, Leib, Willoughby, Sirusas and Gibson.

     The Audit, Compensation and Executive Committees of the Board of Directors met one time each during the past fiscal year. All committee members were present for each meeting. The functions of the Audit Committee include reviewing the engagement of the independent accountants, the scope and timing of the audit and certain non-audit services to be rendered by the independent accountants, examining the report of the independent accountants upon completion of their audit, and reviewing with the independent accountants and management the Company's policies and procedures with respect to accounting and financial controls. The Compensation Committee reviews and establishes compensation arrangements for Directors, officers and other employees and takes whatever action that may be required in connection with the Company's stock option plans. The functions of the Executive Committee include reviewing capital expenditure projects, assisting management in implementing consolidation plans relating to acquisitions, and assisting management in developing and implementing strategic plans. The Company does not have a Nominating Committee.

                              SECURITY OWNERSHIP OF
                           THE BOARD OF DIRECTORS AND
                        EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth, as of January 18, 2000, the shares of Common Stock beneficially owned by (i) each director and nominee for director of the Company, (ii) each former (in the case of Mr. Verhoeff) and current executive officer of the Company listed in the Summary Compensation Table set forth below and (iii) all of the former and current officers and current directors of the Company as a group. Except as otherwise set forth, such persons have sole voting power and sole dispositive power with respect to the shares beneficially owned by them.

                                                      Number of shares          Percent
Name                                               beneficially owned(1)        of Class
----------------------------------------           ---------------------        --------
Class I Directors
William E. Cornelius                                   29,000(2)                    *
Robin E. Pacholder                                     56,980(1)(3)                 *
George S. Sirusas                                      40,219(4)                    *

Class II Directors
William J. Morgan                                     859,270(1)(5)(6)           3.8%
Sylvia A. Pacholder                                 2,332,955(1)(6)(7)          10.2%
William E. Willoughby                               1,766,458(1)(8)              7.9%

Class III Directors
Asher O. Pacholder                                  2,358,220(1)(6)(9)          10.4%
John F. Williamson                                     27,131(10)                   *
Walter L. Leib                                         79,842(11)                   *
James E. Gibson                                        23,000(12)                   *

Executive Officers Who Are Not Directors
Isaac H. Joseph                                        37,162(13)                   *
Jon C. Biro                                            66,197(14)                   *
Theo J.M.L. Verhoeff                                  131,709(1)(15)                *
Named Officers and Directors
as a group (13 persons)                             4,869,962(16)               20.9%

--------------
* Less than 1% of outstanding shares.

(1) Except as otherwise indicated, the beneficial owner listed below has sole voting and investment powers with respect thereto. Director or Executive Officer is a Party to the Shareholders' Agreement described in note (1) of "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF MORE THAN 5% OF OUTSTANDING STOCK." Except as set forth above and in "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF MORE THAN 5% OF OUTSTANDING COMMON STOCK," share amounts do not include the shares of Common Stock beneficially owned by other parties to the Shareholders' Agreement. To the extent the parties to such Shareholders' Agreement constitute a group, such group and its members would be deemed to be the beneficial owner of 5,229,553 shares of Common Stock or approximately 23.3% of the outstanding shares of Common Stock.

(2) Share amounts consist of 1,000 shares of Common Stock and 28,000 shares which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

(3) Share amounts include 14,700 shares of Common Stock, 1,644 Shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, and 25,000 shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans, 11,000 shares issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, and 4,636 shares of Common Stock held in the various Company 401(k) plans. In fiscal 1999, Ms. Pacholder received $165,000 in compensation.

(4) Share amounts include 18,219 shares of Common Stock and 22,000 shares which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors. Common stock holdings for Mr. Sirusas include 2,379 shares held by his wife.

(5) Share amounts include 24,000 shares of Common Stock and 28,000 shares which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors and the securities disclosed in note
     (6) below.

(6) Share amounts include 180,000 shares of Common Stock and 63,051 shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock each held by a limited partnership, of which Dr. Pacholder and Mr. Morgan are beneficial owners of the general partner. Pursuant to certain Investment Advisory Agreements, Pacholder Associates, Inc. has sole voting and investment power over such securities. Share amounts also include 415,461 shares of Common Stock, 102,879 shares of Common Stock which may be acquired through the exercise of warrants and 45,879 shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, in each case owned by Pacholder Associates, Inc.

(7) Share amounts include 31,400 shares of Common Stock, 165,000 shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans, 2,000 shares issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, 3,644 shares of Common Stock held in the Company's 401(k) plan, the securities disclosed in footnote (6) above and 1,323,641 shares of Common Stock issued in connection with acquisitions over which Ms. S. Pacholder and Dr. Pacholder share voting power. Ms. S. Pacholder disclaims beneficial ownership of the 1,323,641 shares related to the acquisitions.

(8) Share amounts include 1,740,523 shares of Common Stock, 22,000 shares which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors and 3,935 shares of Common Stock held in a 401(k) plan of a wholly-owned subsidiary of the Company. Common Stock owned by Mr. Willoughby includes 149,139 shares owned jointly with his wife and 395,665 shares owned by his wife.

(9) Share amounts include 78,200 shares of Common Stock, 140,000 shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans, 6,000 shares issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, 3,109 shares of Common Stock held in the Company's 401(k) plan, the securities disclosed in footnote (6) above, and 1,323,641 shares of Common Stock issued in connection with acquisitions over which Ms. S. Pacholder and Dr. Pacholder share voting power. Dr. Pacholder disclaims beneficial ownership of the 1,323,641 shares related to the acquisitions.

(10) Share amounts include 3,131 shares of Common Stock, and 24,000 shares which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors. Common Stock holdings for Mr. Williamson includes 437 shares owned by his wife.

(11) Share amounts include 52,921 shares of Common Stock, 4,921 shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, and 22,000 shares which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

(12) Share amounts include 1,000 shares of Common Stock owned jointly by Mr. Gibson and his wife, and 22,000 shares which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

(13) Share amounts include 34,500 shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans and 2,662 shares of Common Stock held in the Company's 401(k) plan.

(14) Share amounts include 10,500 shares of Common Stock, 52,500 shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans and 3,197 shares of Common Stock held in the Company's 401(k) plan.

(15) Share amounts include 81,709 shares of Common Stock and 50,000 shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans. Common Stock owned by Mr. Verhoeff includes 75,149 shares held by his wife.

(16) Share amounts include 2,057,303 shares of Common Stock, 6,565 shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, 467,000 shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans, 187,000 shares issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, 21,183 shares of Common Stock held in the Company's 401(k) plans, the securities disclosed in note (6) above, and 1,323,641 shares of Common Stock issued in connection with acquisitions over which Ms. S. Pacholder and Dr. Pacholder share voting power.

                             EXECUTIVE COMPENSATION

The following table sets forth the cash compensation paid by the Company to each of the four most highly compensated executive officers and directors (other than the Company's Chief Executive Officer) and the Company's Chief Executive Officer (the "Named Executives") during the fiscal years ended September 30, 1999, 1998 and 1997.


                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                                 -------------------                       ----------------------
                                                                                     SECURITIES
NAME AND                                                                             UNDERLYING            ALL OTHER
PRINCIPAL POSITION                    YEAR          SALARY           BONUS             OPTIONS          COMPENSATION(2)
------------------                    ----          ------           -----             --------         ---------------
Sylvia A. Pacholder                   1999         308,000                0                   0                2,500
 President and                        1998         325,000          220,000                   0                2,500
 Chief Executive Officer              1997         294,000           30,000(1)           80,000                2,900

Asher O. Pacholder                    1999         294,000                0                   0                2,500
 Chairman of the Board                1998         310,000          180,000                   0                2,500
 & Chief Financial Officer            1997         276,000           30,000(1)           80,000                2,900

Isaac H. Joseph                       1999         189,000           15,000                   0                2,400
 President -- Oilfield Services       1998         161,000           40,000                   0                1,800
                                      1997         143,000           38,000(1)           20,000                1,400
Jon C. Biro                           1999         173,000           15,000                   0                2,500
 Senior Vice President                1998         131,000           40,000                   0                2,500
 and Treasurer                        1997         111,000           30,000(1)           30,000                2,200

Theo J.M.L. Verhoeff                  1999         196,000                0                   0            1,201,000(3)
  Former President,                   1998         189,000           40,000                   0               44,000
  ICO Europe B.V. (3)                 1997         151,000           30,000              40,000               42,600

(1) Consists of a special bonus paid to these officers following a sale of an equity investment by the Company resulting in the Company recognizing a pre-tax gain of $11,773,000. The recognition of the gain and the distribution of the special bonuses occurred during the first quarter of fiscal 1998. In addition to these executive officers, over 800 other employees also received special bonuses.

(2) With the exception of Mr. Verhoeff, includes the Company's matching contributions to one of the Company's Employee Stock Ownership Plans (401(k) Plans). Mr. Verhoeff's other compensation consists of Company paid pension contributions and the amounts disclosed in (3) below.

(3) Mr. Verhoeff's employment with a subsidiary of the Company was terminated as of December 1, 1999. Under the terms of an employment agreement made between Mr. Verhoeff and a wholly-owned subsidiary of the Company, signed prior to the acquisition of Wedco Technology, Inc. in fiscal year 1996, Mr. Verhoeff was entitled to a severance payment of $966,000. Additionally, the Company is required to pay $183,500 for certain pension benefits. After paying these amounts, along with certain additional, less significant expenses, the Company will have no further financial obligation to Mr. Verhoeff. Furthermore, under the settlement agreement executed by Mr. Verhoeff and two wholly-owned subsidiaries of the Company, Mr. Verhoeff agreed not to compete with the Company for three years and not to disclose confidential Company information.

                              EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Ms. S. Pacholder, Dr. Pacholder, Mr. Joseph and Mr. Biro. Ms. S. Pacholder and Dr. Pacholder originally entered into employment agreements dated April 1, 1995. Mr. Joseph and Mr. Biro entered into employment agreements with the Company on June 18, 1996 and March 18, 1997, respectively. The base salary of each executive (as set out above in the Summary Compensation Table) is reviewed at least annually and is increased from time to time to reflect at a minimum, increases in the cost of living. Salary increases for each executive are to be consistent with the increases given to other key executives. Once increased, executive salaries cannot be reduced. Each executive may receive an annual cash bonus in such amount as is determined by the Board.

     The employment agreements for Ms. S. Pacholder and Dr. Pacholder provide for an initial term of employment through December 31, 2000, and is extended automatically from day to day until such time as the executive or the Company gives written notice that automatic extensions shall cease, in which event employment terminates on a date five years after such notice has been given. The employment agreements for Mr. Joseph and Mr. Biro provide for an initial term of employment through September 3, 2000, and is extended automatically from day to day until such times as the executive or the Company gives written notice that automatic extensions shall cease, in which event employment terminates on a date two years after such notice has been given.

     If an executive is terminated by the Company for Cause (as defined), the Company shall pay the executive the full salary through the Date of Termination (as defined). If the employment of the executive is terminated by the Company without Cause or by the executive for Good Reason (as defined) within the two year period following a Change in Control (as defined), except as noted, the executive will be entitled to receive as a severance payment a lump sum equal to the sum of the following items: (i) the executive's annual base salary through the Date of Termination; (ii) the product of (x) the number of days worked in the year of termination divided by 365, and (y) the greater of half of the executive's annual base salary in the year of termination or the executive's highest annual bonus paid during the employment period; and (iii) three times (two times for Mr. Joseph and Mr. Biro) the sum of (x) the executive's annual base salary as of the Termination Date and (y) the greater of half of the executive's annual base salary in the year of termination or the executive's highest annual bonus paid during the employment period. If it is determined that any payment made under the employment agreement, or another plan or agreement of the Company, in the event of a Change of Control, would be considered a payment as defined in Section 280G of the Code and is subject to excise tax under
Section 4999 of the Code, then the executive would be entitled to an additional "gross-up payment" that will place the executive in the same after-tax economic position as if such payment had not been considered an excess parachute payment.

                       OPTIONS GRANTED DURING FISCAL 1999

     During the fiscal year ended September 30, 1999, the Named Executives did not receive additional stock options. 191,000 options were, however, granted to other employees of the Company.


           FISCAL YEAR 1999 OPTION EXERCISES AND FISCAL YEAR-END VALUE

     The following table sets forth stock options exercised by the individuals named in the Summary Compensation Table during fiscal year 1999, and the number and value of all unexercised options at fiscal year end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of the Company's Common Stock on September 30, 1999.

                                                                                              VALUE OF UNEXERCISED
                                SHARES                   NUMBER OF UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS AT
                               ACQUIRED        VALUE         AT SEPTEMBER 30, 1999           SEPTEMBER 30, 1999 (1)
NAME                          ON EXERCISE     REALIZED     EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
----                          -----------     --------   -----------------------------      -------------------------
Sylvia A. Pacholder                0            N/A                167,000/0                            0/0
Asher O. Pacholder                 0            N/A                146,000/0                            0/0
Isaac H. Joseph                    0            N/A                 34,500/0                            0/0
Jon C. Biro                        0            N/A                 52,500/0                            0/0
Theo J.M.L. Verhoeff               0            N/A                 50,000/0                            0/0

(1) Based upon the $1.75 closing market value price of the Company's Common Stock at September 30, 1999 as reported on the NASDAQ Stock Market.

                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee"), comprised of three members, is responsible for the Company's compensation programs. The Committee reviews, evaluates and establishes compensation levels of corporate officers and administers the Company's employee stock option plans. The Company's executive compensation programs are designed to help the Company attract, motivate and retain executive talent. In making compensation decisions, the Committee also takes into account the cyclicality of the Company's business lines and progress toward the achievement of strategic Company objectives. The following summarizes the Committee's compensation programs and policies and describes the bases for compensation of the Company's executive officers and its chief executive officer.

CASH COMPENSATION

     Base Salary Program. The Company believes that offering competitive rates of base pay plays an important role in its ability to attract and retain executive talent. Discretionary base salary adjustments are also made based upon each individual employee's performance over time. Generally, executive salaries are reviewed annually based on a variety of factors including individual performance, market comparisons and the Company's overall financial condition. During fiscal 1999, the Company's Chief Executive Officer, as well as the Company's Chairman/Chief Financial Officer, voluntarily waived 10% of their salary due to the very low levels of oilfield service activity and the resulting effect on the Company's profitability. Due to improving conditions, the Compensation Committee rescinded the waiver in December 1999.

     Annual Performance Compensation. The Company has historically provided annual performance compensation in the form of cash bonuses. The Committee's decisions are typically based upon the performance and financial condition of the Company and subjective factors including the executive officer's job performance and achievements during the Company's fiscal year. At times, special bonuses may be awarded related to specific material events which required extraordinary effort on the part of the executive officer. During fiscal year 1999 no bonuses were paid to the Company's Chief Executive Officer or Chairman/Chief Financial Officer for the reasons described above.

LONG-TERM COMPENSATION

     Stock Options. Longer-term incentives, in the form of stock options, are designed to directly link a significant portion of the executive's compensation to the enhancement of shareholder value. Additionally, stock options encourage management to focus on longer-term objectives along with annual operating performance. The Committee believes that stock incentives are appropriate, not only for senior management, but also for other employees of the Company and its subsidiaries. All options provide for purchases of shares at an exercise price equal to fair market value on the date of grant. Accordingly, the Committee, from time to time, grants stock options to the Company's executive officers. The number of options is determined based upon the level and contribution of a given employee and may take into account the number of options previously granted to the employee. In the past, the Committee has generally granted incentive stock options under the Company's plans.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In determining the fiscal year 1999 compensation paid to the Company's Chief Executive Officer, the Committee took into account the executive's abilities, business experience and performance during the past fiscal year. The Committee's assessment of the Chief Executive Officer's performance included the areas of acquisitions and the continued integration of acquired businesses, personnel development and cost control and expense reduction, particularly in light of depressed oilfield service activity. The Committee also compared the compensation levels of the Company's Chief Executive Officer to the compensation levels of chief executive officers of companies of similar size as well as companies operating in the specialty chemical and oilfield service industries. The companies with which these comparisons were made were not necessarily the same as the companies included in the oilfield service and specialty chemical indices utilized in the performance graph.

COMPENSATION DEDUCTION LIMITATION

     Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance- based compensation in excess of $1 million paid to Named Executive officers. The Committee currently believes that the Company should be able to continue to manage its executive compensation program for Named Executive Officers so as to preserve the related federal income tax deductions.

SUMMARY

     The Committee believes that the Company's executive compensation policies and programs serve the interests of the stockholders and the Company effectively. The various compensation programs are believed appropriately balanced to provide motivation for executives to contribute to the Company's overall success and enhance the value of the Company for the stockholders' benefit. The Committee will continue to monitor the effectiveness of the Company's compensation programs and will make changes, when appropriate, to meet the current and future needs of the Company.


                                                COMPENSATION COMMITTEE

                                                William E. Cornelius
                                                William J. Morgan
                                                John F. Williamson

                           STOCK PERFORMANCE CHART (1)

     The following chart compares the yearly percentage change in the cumulative total Shareholder return of the Company's common stock during the five years ended September 30, 1999 with: (1) the cumulative total return of the NASDAQ Composite Stock Index (U.S.); (2)an index of 38 specialty chemical companies (Value Line's Specialty Chemical Industry Index); and (3)an index of 21 oil service companies (Value Line's Oilfield Services and Equipment Industry Index).

                            [STOCK PERFORMANCE CHART]

                             1994      1995      1996      1997      1998     1999
                             ----      ----      ----      ----      ----     ----
ICO .......................  100.00     97.50    119.37    168.15     58.01     40.7
Oilfield Services Index ...  100.00    118.92    181.66    395.37    262.62   365.66
NASDAQ ....................  100.00    138.07    163.85    224.97    228.78   371.62
Specialty Chemicals Index..  100.00    122.20    144.21    191.00    164.96    92.93

(1) Assumes $100 invested on September 30, 1994 and all dividends reinvested. Data supplied by NASDAQ and Value Line Institutional Services.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors of the Company currently consists of Messrs. William J. Morgan, William E. Cornelius, and John
F. Williamson.

     Dr. Pacholder and Mr. Morgan are each Directors of the Company and are directors and executive officers of Pacholder Associates, Inc. and are parties to a Shareholders' Agreement described under "Security Ownership of Certain Beneficial Owners of More than 5% of Outstanding Stock."

                              CERTAIN TRANSACTIONS

     In connection with the April 30, 1996 merger of Wedco Technology, Inc. into a wholly-owned subsidiary of the Company, Wedco and William E. Willoughby entered into a ten-year non-compete agreement and a five-year consulting agreement. As consideration, Mr. Willoughby will receive $300,000 payable in 60 equal monthly installments for the non-compete agreement and $240,000 per year, payable monthly, for consulting services. Mr. Willoughby and Wedco are also parties to a salary continuation agreement which provides that Mr. Willoughby's spouse will be paid a survivorship benefit of $150,000 for five years if Mr. Willoughby predeceases his spouse at a time when he is serving as a consultant to Wedco or the Company, provided, however, such payment shall terminate upon the earlier to occur of the death of his spouse or April 30, 2001. Tom D. Pacholder, son of Ms. Sylvia Pacholder and Dr. Asher Pacholder, is Senior Vice President-Corporate Development of Wedco. Mr. Pacholder, who has a Master's Degree from the University of Dayton, received $87,000 in compensation during fiscal 1998.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 (as amended, the "Exchange Act") requires the Company's Officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NASDAQ and to furnish the Company with copies of all reports filed. Based solely on the review of the reports furnished to the Company, the Company believes that, during fiscal 1999, all Section 16(a) filing requirements applicable to its Directors, officers and greater than 10% beneficial owners were met, except for the following transactions which required a Form 4 filing: Mr. William E. Willoughby's untimely reporting of five sales transactions during May and July of 1999 totaling 34,000 common shares, one September 1999 purchase transaction by Mr. Sirusas totaling 5,000 common shares, and one January 1999 purchase transaction by Mr. Cornelius totaling 1,000 common shares. Mr. Willoughby, Mr. Sirusas and Mr. Cornelius have now reported the above transactions.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP, independent accountants, examined the Company's consolidated financial statements for the fiscal year ended September 30, 1999, and, in connection with their audit function, reviewed the company's Annual Report to Shareholders and certain of its filings with the Securities and Exchange Commission. The Board of Directors has re-employed the firm of PricewaterhouseCoopers LLP as independent accountants for the Company for fiscal 2000, subject to Shareholders' ratification at the Annual Meeting. If ratification is not obtained, the Board intends to continue the employment of PricewaterhouseCoopers LLP at least through fiscal 2000. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Shareholders' Meeting, with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions at the annual Shareholders' Meeting.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the Company holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in the Company's proxy statement and form of proxy for the 2001 Annual Meeting of Shareholders must be received by the Company no later than September 24, 2000. However, if the date of the 2001 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2000 Annual Meeting of Shareholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

     If a shareholder desires to bring a matter before an annual meeting and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in the Company's Bylaws. The Company's Bylaws provide generally that shareholders who wish to nominate directors or to bring business before an annual meeting must notify the Company and provide certain pertinent information at least 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Therefore, shareholders who wish to nominate directors or to bring business before the 2001 Annual Meeting of Shareholders must notify the Company no later than December 9, 2000.

             OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

     The Company knows of no matters other than those stated above which are to be brought before the Annual Meeting. It is intended that the persons named in the Proxy will vote your stock according to their best judgment if any other matters do properly come before the Meeting.

     Whether or not you intend to be present at this meeting, you are urged to return this Proxy promptly. If you are present at the meeting and wish to vote your stock in person, this Proxy shall, at your request, be returned to you at the meeting.

By Order of the Board of Directors,

/s/ ASHER O. PACHOLDER                            /s/ SYLVIA A. PACHOLDER

Asher O. Pacholder                                Sylvia A. Pacholder
Chairman of the Board and                         Chief Executive Officer,
Chief Financial Officer                           President & Secretary


Dated: January 25, 2000

                                   ICO, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                 THE COMPANY FOR ANNUAL MEETING MARCH 10, 2000

         The undersigned hereby appoints Asher O. Pacholder and Sylvia A. Pacholder, or any one of them, proxies of the undersigned, each with the power of substitution, to vote all shares of common stock which the
P undersigned would be entitled to vote at the Annual Meeting of Shareholders of ICO, Inc. to be held in Houston, Texas on Friday, March 10, 2000, and any adjournment of such meeting on the matters specified
R and in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore given. The undersigned hereby
O acknowledges receipt of the Notice of, and a Proxy Statement for such Annual Meeting.

X THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY (INDICATED BY MARKING THE APPROPRIATE BOXES ON THE REVERSE HEREOF),
Y THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND FOR THE RATIFICATION OF THE APPOINTMENT OF
         PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

                              (change of address)

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


                                                              ----------------
                                                              SEE REVERSE SIDE
                                                              ----------------

                                   ICO, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.   [ ]



The Board of Directors recommends a vote FOR proposals 1 and 2

                                                                      FOR   WITHHOLD   FOR except vote withheld
                                                                      ALL      ALL     from the following nominees:
1. Election of Directors
   Nominees: 01 Asher O. Pacholder, 02 John F. Williamson,            [ ]     [ ]       [ ]
   03 Walter L. Leib and 04 James E. Gibson                                                    -----------------------------------
   (terms to expire at 2003 Annual Meeting of Shareholders)                                             Nominee Exceptions

                                                                      FOR   AGAINST   ABSTAIN
2. The ratification of the appointment of PricewaterhouseCoopers      [ ]     [ ]       [ ]
   LLP as independent accountants.

3. With descretionary authority as to such other matters as may properly come before the meeting.

                                                                                               -----------------------------------
                                                                                               Signature(s)             Date


                                                                                               -----------------------------------
                                                                                               Signature(s)             Date


                                                                                     NOTE: Please sign exactly as name appears
                                                                                           hereon. Joint owners should each sign.
                                                                                           When signing as attorney, executor,
                                                                                           administrator, trustee or guardian,
                                                                                           please give your full title as such.

             Please sign, date and return the Proxy Card promptly,
                          using the enclosed envelope.